Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-141013) of Honeywell International Inc. of our report dated February 14, 2008 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in the Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to us as experts under the heading "Independent Registered Public Accounting Firm" in this Post-Effective Amendment No. 1 to the Registration Statement.

/s/ PricewaterhouseCoopers LLP
December 18, 2008